UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549 FORM 8-K CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 24, 2014

AMERICAN EAGLE ENERGY CORPORATION

 (Exact name of registrant as specified in its charter)

Nevada	000-50906	20-0237026
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2549 W. Main Street, Suite 202, Littleton, Colorado 80120
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (303) 798-5235

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 8 — OTHER EVENTS

Item 8.01. Other Events.

On March 24, 2014, we closed our previously announced public offering of shares of our common stock at the public offering price of $6.60 per share (the “Offering”). We sold an aggregate of 12,650,000 shares of common stock in the Offering, including 1,650,000 shares of common stock that were sold pursuant to the underwriters’ exercise in full of their option to purchase additional shares.

We received net proceeds from the Offering of approximately $78.0 million after deducting the underwriting discounts and commissions and our estimated expenses. We intend to use the net proceeds from the Offering (i) to fund our previously announced exercise of our option to acquire a portion of our joint venture partner’s interests in our existing acreage and wells in our Spyglass Area, (ii) to fund a portion of our capital budget for the 12-month period ending December 31, 2014, and (iii) for general corporate purposes, including working capital and additional leasehold acquisitions. Pending application for the foregoing purposes, we expect to invest the net proceeds from the Offering in investment-grade, interest-bearing instruments.

On March 24, 2014, we issued a press release announcing the closing of the Offering. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

SECTION 9 — FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit	Description of Exhibit

99.1*	Press Release dated March 24, 2014

_________________

* Filed herewith.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 24, 2014	AMERICAN EAGLE ENERGY CORPORATION

	By:	/s/ Bradley M. Colby
Bradley M. Colby
President and Chief Executive Officer

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